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                                                                       EXHIBIT 8

McGuire, Woods, Battle & Boothe LLP
One James Center
Richmond, VA 23219-4030


                                April 20, 1998


Dominion Resources, Inc.
901 East Byrd Street
Richmond, VA 23219

Dominion Resources Capital Trust I
901 East Byrd Street
Richmond, VA 23219


                           DOMINION RESOURCES, INC.
                      DOMINION RESOURCES CAPITAL TRUST I
                      REGISTRATION STATEMENT ON FORM S-4
                                 FILE NO. 333-

Ladies and Gentlemen:

     We have acted as special tax counsel for Dominion Resources, Inc. (the "Company") and Dominion Resources Capital Trust I (the "Trust") in connection with the offer to exchange up to U.S. $250,000,000 of the Trust's 7.83% Capital Securities which have been registered under the Securities Act of 1933, as amended, for a like Liquidation Amount of the Trust's outstanding 7.83% Capital Securities. In rendering our opinion, we have examined the Amended and Restated Trust Agreement (the "Trust Agreement") and have assumed that the Issuer Trustees will conduct the affairs of the Trust in accordance with the Trust Agreement. We hereby confirm the opinions described under the caption "Certain Federal Income Tax Consequences" in the prospectus (the "Prospectus") that is part of the Registration Statement on Form S-4 filed by the Company and the Trust with the Securities and Exchange Commission. Capitalized terms used herein but not defined have the meanings as provided in the Prospectus.

     We hereby consent to the use of our name under the caption "Certain Federal Income Tax Consequences" in the Prospectus. The issuance of such a consent does not concede that we are "Expert" for purposes of the Securities Act of 1933.


                                          Very truly yours,

                                    /s/ McGuire, Woods, Battle & Boothe LLP